Exhibit 10.14

CONFORMED COPY

ELECTRO SCIENTIFIC INDUSTRIES, INC.

DEFERRED COMPENSATION PLAN

2008 Restatement

January 1, 2008

Electro Scientific Industries, Inc. an Oregon corporation 13900 NW Science Park Drive Portland, Oregon 97229	Company

TABLE OF CONTENTS

1.	Effective Date; Company; Committee; Plan Year	1

2.	Eligibility	2

3.	Deferral Election	2

4.	Deferred Compensation Account	5

5.	Irrevocable Trust	7

6.	Payment to the Participant	8

7.	Payment to a Beneficiary or a Former Spouse	11

8.	Unscheduled Payments	12

9.	Amendment; Termination	13

10.	Claims Procedure	14

11.	General Provisions	14

Appendix A		16

i

INDEX OF TERMS

Bonus	3.2(b)	1, 2
CEO	2.1	2
Cash Deferral Election	3.1	2
Code	Preamble	1
Committee	1.3	1
Company	Preamble	1
Compensation	3.2	2
Controlled Group of Corporations	6.1(a)	8
Disability	6.1(a)	8
Employer	1.2	1
Officer	2.1	2
PRSU	3.7	4
Participant	2.2	2
Plan	Preamble	1
Plan Year	1.4	1
RSU	3.7	4
Restricted Stock Unit	3.7	4
Retirement	6.1(b)	9
Salary	3.2(a)	2
Stock	3.7	4
Stock Deferral Election	3.6	3
Unforeseeable Emergency	8.2(b)	13

ii

ELECTRO SCIENTIFIC INDUSTRIES, INC.

DEFERRED COMPENSATION PLAN

2008 Restatement

January 1, 2008

Electro Scientific Industries an Oregon corporation 13900 NW Science Park Drive Portland, Oregon 97229	“Company”

The Company adopted this Deferred Compensation Plan (the “Plan“) effective May 11, 2001, as a nonqualified plan of deferred compensation for Company Officers. The most recent amendment was signed March 12, 2004. The purpose of the Plan is to provide an additional benefit to Company Officers and other select employees as a means to attract and retain highly effective individuals.

Generally effective January 1, 2005, new section 409A of the Internal Revenue Code (the “Code”) imposed new requirements on nonqualified deferred compensation plans and provided for substantial penalties for noncompliance. Amounts that are deferred under the Plan after December 31, 2004 are subject to section 409A of the Code and the Plan is intended to comply with section 409A. In order to update the Plan to accommodate new developments and to maintain the intended deferral of compensation and related deferral of income taxation, the Company amends and restates the Plan, in its entirety, as follows.

1.	Effective Date; Company; Committee; Plan Year.

1.1 This Restatement is generally effective January 1, 2008. Cash Deferral Elections for Bonuses otherwise payable in 2008 must be submitted by September 30, 2007.

1.2 The Plan shall apply to the Company and affiliates of the Company for whom an employee performs services. The term “Employer“ refers to the Company or such affiliate for which such services are performed. Except as provided in 9.1 and 9.2, Company functions or responsibilities shall be exercised by the chief executive officer of the Company, who may delegate all or any part of those functions.

1.3 The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee“). The Committee shall interpret the Plan, determine eligibility and the amount of benefits, maintain records, determine interest rates and generally be responsible for seeing that the purposes of the Plan are accomplished. The Committee may delegate all or part of its administrative duties to others.

1.4 The “Plan Year” of the Plan is a calendar year.

1.5 The Plan is intended to be unfunded for purposes of deferring the time of taxation under the Code and for purposes of constituting an unfunded plan maintained by an employer primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees under Title I of ERISA.

2.	Eligibility.

2.1 Officers and other employees designated by the chief executive officer of the Company (“CEO”), in the CEO’s discretion, shall be eligible to participate in the Plan. The CEO may delegate authority to designate eligible employees. “Officer” means an appointed officer of the Company whose functions are not merely formal. An employee other than an Officer shall not be initially eligible unless the CEO reasonably expects that the employee will have Salary for the year of not less than $125,000, without regard for any salary reduction election.

2.2 “Participant” means an Officer or other eligible employee who has an Account under the Plan or who has elected to defer compensation pursuant to Section 3 for any Plan Year.

2.3 Participation shall continue until the individual has been paid all amounts in accordance with the Plan. An individual who ceases to be an Officer or who the CEO or delegate determines is no longer eligible shall continue to be a Participant, but shall not elect to defer additional amounts. Any election in effect while the individual is eligible shall remain in effect with respect to the entire Plan Year or with respect to a Bonus, as applicable.

3.	Deferral Election.

3.1 An eligible employee may elect to participate for each Plan Year by completing a form prescribed by the Committee (a “Cash Deferral Election“), signing it and returning it to the Committee. The Cash Deferral Election provides for a deferral of Compensation under 3.2.

3.2 “Compensation“ means the following, without regard for any deferral of compensation under the Plan:

(a) Base salary (“Salary”) earned and payable within the Plan Year (except for usual payroll administrative delay).

(b) Annual performance bonus (“Bonus”) payable within the Plan Year. Bonus is intended to be “performance based compensation” within the meaning of section 409A of the Code and related regulations. Amounts described as “bonus” within the payroll system that are not determined with respect to performance criteria established for the Company’s fiscal year are not Bonus and are not Salary.

3.3 A Cash Deferral Election shall specify the percentage of Salary or Bonus to be deferred, subject to the following restrictions:

(a) A deferral of Salary shall be for a minimum of 10 percent and a maximum of 50 percent, unless the employee defers none of the Salary.

(b) A deferral of Bonus shall be a minimum of 10 percent and a maximum of 100 percent, unless the employee defers none of the Bonus.

3.4 To be effective for a Plan Year, the Cash Deferral Election must be returned before a date established by the Committee and the following apply:

(a) The date for submitting a Cash Deferral Election for Salary shall be not later than the December 31 before the first day of the Plan Year, except as provided in (c).

(b) The date for submitting a Cash Deferral Election for Bonus shall be not later than the date that is six months before the end of the performance period. The election shall apply to Bonus amounts otherwise payable in the Plan Year. An individual who has not performed services continuously from the date on which the Bonus performance criteria for the performance period are established may not defer Bonus for the Plan Year in which the performance period ends.

(c) An individual under 2.1 who first becomes an employee of an Employer during a Plan Year may elect to participate for the remainder of the Plan Year by completing, signing, and returning to the Committee a Cash Deferral Election within 30 days after becoming an employee. The Cash Deferral Election shall apply to the Participant’s elected percentage of Salary for the Plan Year earned after the end of the pay period in which the Cash Deferral Election is received by the Committee.

(d) An individual who first becomes an employee during a performance period may not elect to participate with respect to Bonus for the performance period.

(e) The Committee may determine that an employee is ineligible to elect a deferral of Bonus if the Committee determines that the timing of the election does not comply with requirements of section 409A of the Code. If the Committee determines that the employee is not eligible, any attempted deferral of Bonus shall be void.

3.5 Subject to stopping elective deferrals for the remainder of a year under 8.2, or in connection with a hardship withdrawal under a 401(k) plan of Employer to the extent of suspension required by the terms of the 401(k) plan, Cash Deferral Elections shall be irrevocable as of the date established by the Committee or otherwise applicable under 3.4 for delivery of the Cash Deferral Election.

3.6 An eligible employee may elect to participate with respect to restricted stock units granted in a Plan Year by completing a form prescribed by the Committee (a “Stock Deferral Election”), signing it and returning it to the Committee. The Stock Deferral Election provides for the deferral of compensation under a restricted stock unit to a time later than the time the restricted stock unit vests or is otherwise payable.

3.7 A “restricted stock unit” means a restricted stock unit granted under the Company’s 2004 Stock Option Incentive Plan, subject to the following:

(a) A restricted stock unit (“RSU”) is payable in a share of Company common stock (“Stock”), subject to vesting.

(b) A performance based restricted stock unit (“PRSU”) is payable in a number of shares of Stock that is a multiple of the units granted. The multiplier is determined after the end of a performance measurement period applicable to the unit. The multiplier may be less than one and may be zero.

3.8 The Stock Deferral Election shall specify the restricted stock units that are subject to the Stock Deferral Election and the number of shares of Stock represented by the restricted stock units that are subject to the Stock Deferral Election in accordance with procedures adopted by the Committee. Fractional shares shall be disregarded. An election must cover a minimum of 10 percent of the shares represented by the restricted stock units granted to the Participant as of a certain date, without regard for the multiplier applicable to PSRUs.

3.9 To be effective for a Plan Year, the Stock Deferral Election must be returned before a date established by the Committee and the following shall apply:

(a) The Stock Deferral Election shall be irrevocable, and the date for submitting a Stock Deferral Election, shall not be later than the December 31 before the first day of the Plan Year, except as provided in (b).

(b) An individual under 2.1 who first becomes an employee of an Employer during a Plan Year may elect to defer restricted stock units granted in the Plan Year by completing, signing and returning to the Committee a Stock Deferral Election within 30 days after becoming an employee. A Stock Deferral Election may not be returned on or after the date that restricted stock units are granted to the participant in the Plan Year.

3.10 Employer shall reduce the Participant’s Salary and Bonus by the amounts deferred under a Cash Deferral Election and shall credit such amounts to the Participant’s Account under Section 4. Taxes under Chapter 21 of the Code (“FICA taxes”) due on a Participant’s deferred Salary and Bonus shall be withheld from the Participant’s remaining nondeferred compensation. If the Participant has insufficient remaining nondeferred compensation for timely payment of FICA taxes, the Participant shall pay cash to the Employer in an amount sufficient to cover the FICA tax due.

3.11 Employer shall credit the number of shares of Stock specified under the Stock Deferral Election to the Participant’s Account under section 4. Employer shall adjust the number of phantom shares that are subject to a multiplier by application of the multiplier as provided in the related PSRU, except fractional shares remaining after aggregating the adjusted phantom shares shall be disregarded. The Participant shall not receive compensation with respect to RSUs or PRSUs covered by Stock Deferral Elections for income tax purposes upon the vesting of an RSU or the determination or application of a multiplier for a PRSU. The value of the shares of Stock reflected as phantom shares shall be treated as wages for purposes of FICA taxes as follows:

(a) Phantom shares shall be treated as wages at the time the shares are no longer subject to a substantial risk of forfeiture. Shares relating to a PRSU are considered to be subject to a substantial risk of forfeiture until the multiplier is determined. If the number of shares is subject to a multiplier, the number of shares treated as wages shall be the product of the number of shares granted times the multiplier.

(b) Related earnings, if any, shall be treated as wages when they are no longer subject to a substantial risk of forfeiture. Earnings credit on amounts that have been treated as wages before the effective date of the earnings credit shall not be treated as wages.

4.	Deferred Compensation Account.

4.1 An Account shall be maintained for each Participant on the books of the Company until full payment has been made to the Participant or Beneficiaries under Sections 5 and 6 and the following shall apply, subject to Section 5:

(a) The Committee shall maintain such subaccounts under each Account as may be necessary to give effect to the Participant’s elections concerning time and form of payment, to proper earnings credit, to multipliers for PRSUs, and to any other terms of the Plan that may affect the balance of the Account.

(b) The Company shall not be obligated to set aside or earmark any funds or Stock for the Account, which shall be purely a bookkeeping device.

(c) All amounts of deferred compensation under this Plan shall remain at all times the unrestricted assets of the Company, and the promise to pay the deferred amounts shall at all times remain unfunded as to the Participants and Beneficiaries.

(d) All payments to Participants and Beneficiaries under the Plan shall be charged against Account and subaccount balances and guideline investments and phantom shares of Stock ratably, except amounts described in 8.1(b) shall be charged last for any distribution other than a distribution under 8.1(b). Forfeiture of phantom shares of Stock shall be charged against only the phantom shares.

4.2 The Account of each Participant shall be adjusted by adding credit for deferrals under Section 3 and credit for additional phantom shares of Stock after application of a multiplier as provided in 3.11. Deferred shares of Stock under Section 3 shall be credited as whole phantom shares. Cash amounts shall be credited as soon as practicable after the date the amount would have been paid if not deferred. Shares of deferred Stock shall be credited as soon as practicable after receipt of a Stock Deferral Election whether or not the number of shares is subject to later adjustment because of determination of a multiplier. If application of a multiplier would cause credit of fractional phantom shares, the fractional phantom shares shall be recorded, maintained and aggregated with other fractional phantom shares, but fractional phantom shares remaining after aggregation shall be disregarded for payment and no other payment shall be made with respect to fractional phantom shares.

4.3 Subject to 4.4, the Company shall credit earnings to each Participant’s Account, based on guideline investment earnings, until the entire Account has been paid out, as follows:

(a) The Committee shall establish guideline investment funds for amounts other than Stock with investment objectives fixed by the Committee, and may change the funds in its discretion. The guideline funds may parallel funds or other investments available under any insurance policy or policies purchased by the Company in connection with the Plan, funds available under any irrevocable trust established under Section 5 or other investment indexes established from time to time by the Committee, but neither the Company nor a trustee shall have any obligation to invest any amounts in any guideline fund. A guideline fund shall not be composed substantially of Stock.

(b) Each Participant shall, under procedures established by the Committee, elect among available guideline funds for credit of earnings for the Participant’s Account under this Plan. In the absence of a proper election, a guideline fund designated by the Committee will be used. Participant elections may be changed at such times and subject to such limits as may be fixed by the Committee.

(c) The Committee shall credit Accounts in accordance with earnings (which may be negative) of the elected guideline funds in accordance with procedures established by the Committee.

4.4 Amounts recorded as phantom shares of Stock shall not be subject to 4.3 and the following shall apply:

(a) A phantom share of Stock shall be subject to the same forfeiture and vesting provisions that applied to the related restricted stock unit. A phantom share relating to a PRSU shall have the same performance multiplier as applied to the related PRSU, based on the same performance criteria as the related PRSU.

(b) Generally, phantom shares of Stock will continue to be recorded in shares of Stock. Phantom shares of Stock shall be adjusted to reflect any reorganization, Stock split or combination, dividend or distribution on the Stock, or other event affecting the Stock, as the Committee shall determine. Generally, if the adjustment or dividend would have been paid or recorded in Stock outside of the Plan, the credit to the Account shall be the same number of phantom shares as the number of shares of Stock outside of the Plan. Subject to (c), if the adjustment or dividend would have been paid or recorded in cash outside of the Plan, the amount shall be credited in dollars to the Participant’s Account that is subject to 4.3 and treated as invested in guideline funds in accordance with the Participant’s most recent investment election. If the Participant has not elected guideline investments, the guideline fund designated by the Committee under 4.3 shall apply.

(c) Phantom shares of Stock shall be credited with additional phantom shares of Stock in place of dollars under (a) for cash dividends, distributions or other payments of cash applicable to actual shares of Stock if the record date is before the following:

(1) For phantom shares related to RSUs, the date phantom shares have vested.

(2) For phantom shares related to PRSUs, the date the number of shares has been determined by application of the performance multiplier under the related PRSUs.

The additional phantom shares representing earnings or payments shall be subject to forfeiture under the same terms as the phantom shares that were credited with the earnings or payments.

(d) The Committee shall determine the adjustments and credits under (b) and (c) with reference to the terms of the restricted stock units deferred under the Plan and in a manner that does not provide for duplicative credits of amounts representing earnings on the restricted stock units or phantom shares of Stock or for acceleration of vesting of earnings amounts relative to the principal amounts deferred.

(e) Fractional phantom shares shall be recorded, maintained, and aggregated with respect to adjustments and earnings credits, but fractional shares remaining after aggregation shall be disregarded for payment and no other payment shall be made with respect to fractional shares.

5.	Irrevocable Trust.

5.1 The Company may, but shall not be required to, establish an irrevocable trust to cover certain liabilities to Participants, and may transfer cash or other property to such a trust. For example, the Company may choose not to cover liabilities related to certain Participants or not to transfer cash or other property to the trust with respect to all liabilities.

5.2 The Company may issue or transfer Stock to a trust under 5.1.

5.3 If the Company creates a trust under 5.1, assets transferred to the trust shall be invested as follows:

(a) Investment of such assets shall be at the absolute discretion of the Committee, the trustee, or both on a shared basis, as provided in the trust. Neither the Company nor the trustee shall be required to invest in such funds in accordance with Participants’ elections under 4.3 (c). The Company and the trustee may, however, choose, in their discretion, to invest in the elected guideline funds in accordance with the elections.

(b) The guideline investment funds under 4.3 shall be solely for measuring the amount of earnings credits to Accounts.

5.4 The trust under 5.1 shall be a grantor trust and all assets held in trust shall be assets of the Company subject to the trust terms. All assets of the trust shall at all times be subject to the claims of creditors of the Company in circumstances described in the trust. Participants will not receive a priority interest in the trust assets ahead of such creditors and Participants shall have no interest in any particular trust asset. Participants’ interests in the trust will be governed by the trust terms at all times.

5.5 The trust terms may provide that the assets of the trust may be used to pay amounts with respect to certain Accounts or subaccounts and not others, subject to claims of creditors.

6.	Payment to the Participant.

6.1 Deferred Salary and Bonus and related earnings credit based on the Participant’s Account shall be payable in cash, and phantom shares of Stock shall be payable in whole shares of Stock, upon a Termination of the Participant and as provided in 6.5 and the following shall apply:

(a) “Termination” means a separation from service from the controlled group of corporations, as defined in Section 1563(a) of the Code, of which the Company is a member. In applying Code sections 1563(a), (b) and (c) for purposes of determining the controlled group of corporations to which the Company belongs, the language “at least 50 percent” is substituted for “at least 80 percent” in those sections. In applying Treasury Regulation section 1.414(c)-2 for purposes of determining trades or businesses that are under common control with the Company, the language “at least 50 percent” is substituted for “at least 80 percent” in that section. Disability shall be a Termination. A Participant is disabled if the Committee determines that any of the following apply:

(1) The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(2) The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

(3) The Social Security Administration has determined the Participant to be totally disabled.

(b) If the Termination is a Retirement, the benefit shall be paid to the Participant in the form determined under 6.2. “Retirement” means a Termination after the Participant has attained age 55.

(c) If (b) does not apply, the benefit shall be equal to the balance of the Participant’s Account and shall be paid to the Participant in a lump sum within 60 days following the date of Termination, subject to 6.6 and 6.7.

(d) Employer may delay any payment to the extent that Employer anticipates that Employer’s deduction with respect to the payment would be limited or eliminated by application of section 162(m) of the Code. A delayed payment will be made at the earliest date the Employer reasonably anticipates that the deduction of the payment will not be limited or eliminated by application of section 162(m) of the Code.

6.2 The deferred compensation payable upon Retirement shall be an amount equal to the Participant’s Account, payable as follows, as elected by the Participant in writing on a form provided by the Committee, subject to 6.6 and 6.7:

(a) A lump sum payable in the January following the Participant’s Retirement.

(b) Five substantially equal annual installments commencing in the January following the Participant’s Retirement.

(c) Ten substantially equal annual installments commencing in the January following the Participant’s Retirement.

6.3 A Participant’s election under 6.2 shall be submitted at the same time as the Participant’s first deferral election under Section 3. The election shall apply to the entire Account of the Participant, including subsequent deferrals and earnings credit, subject to 6.5.

6.4 A Participant may change an election under 6.2 once as follows:

(a) The election must be submitted to the Committee at least 12 months before the applicable payment date under 6.2 and may not take effect until 12 months after the election is made.

(b) An election under 6.2 for payment under 6.2(a) may be changed to provide for either of the following:

(1) Payment in a lump sum payable in a February that is at least 5 years, but not more than 10 years, after the date in 6.2(a).

(2) Payment in five substantially equal annual installments commencing in the February that is five years after the January described in 6.2(a), with subsequent installments in Januaries.

(c) An election for payment under 6.2(b) may be changed to provide for either of the following:

(1) Payment in a lump sum in the February that is five years after the January described in 6.2(b).

(2) Payment in five substantially equal annual installments commencing in the February that is five years after the January described in 6.2(b), with subsequent installments in Januaries.

6.5 A Participant may elect with respect to deferrals of Compensation for any Plan Year to have all amounts deferred for the Plan Year, plus related earnings credit, paid in a Plan Year specified by the Participant. A Participant may make a separate election with respect to a deferral of Stock. The following shall apply:

(a) The Participant shall specify in the Deferral Election under 3.1 or 3.6 for the Plan Year a date for payment subject to the following:

(1) The date for payment may not be earlier than the third anniversary of the beginning of the Plan Year to which the election applies.

(2) If the deferral relates to restricted stock units, the date may not be earlier than the last date that the phantom shares of Stock will vest or be determined according to performance criteria, without taking into account any provisions of the restricted stock unit for acceleration of vesting upon specified events.

(3) The date may not be later than the January of the year in which the Participant would attain age 65.

(b) Payment shall be made in a lump sum as soon as practicable either within 30 days after the specified payment date or after the specified payment date but in the same calendar year as the specified payment date.

(c) If the Participant has a Termination before the payment date, whether or not the Termination constitutes a Retirement, the amount shall be paid at the time provided in 6.1(c).

6.6 Payment on account of Termination, including Retirement, may not start or be made to a Participant who is a “key employee” as defined in Section 416(i) of the Code, without regard to Section 416(i)(5) of the Code, before the date which is six months after the date of Termination. Disability shall not be a Termination for purposes of this 6.6. The Committee may determine that a Participant is a key employee in the event of doubt or to avoid impractical efforts or expense to make an exact determination of key employees. A Participant shall have no claim, rights or remedy if the determination is not correct.

(a) If the Participant terminates service because of death or if the Participant dies before or within the six months, benefits shall be paid as soon as practicable after death, except as provided in 7.1(a). If an installment payment is delayed because of this provision, the installment shall be paid as soon as practicable after six months; later installments shall be made in accordance with the original schedule and shall not be affected.

(b) If the Participant has specified a payment date under 6.5 and the specified payment date is within the six months, payment shall be made in accordance with 6.5.

6.7 If shares of Stock are payable in connection with phantom shares that are subject to a multiplier and the number of shares actually payable has not been determined at the date scheduled for payment the following shall apply:

(a) If benefits are payable in a lump sum, the shares shall be paid within 90 days after the applicable multiplier has been determined.

(b) If benefits are payable in installments, the shares subject to a multiplier shall be disregarded for purposes of calculating the amount of the installment, but shall be included for purposes of calculating the amount of installments payable on or after the date the multiplier is applied.

6.8 The Employer shall withhold from benefit payments to the Participant any amount required by law.

7.	Payment to a Beneficiary or a Former Spouse.

7.1 On the Participant’s death, a benefit equal to the Participant’s Account shall be paid in cash and shares of Stock, as applicable, to the Participant’s Beneficiary in the same form applicable to the Participant because of Termination. If the Participant had started payments in installments, payments shall continue in accordance with the Participant’s election.

7.2 “Beneficiary” means the person or persons named by the Participant in the most recent designation filed by the Participant with the Committee. If the Participant was married at the time a designation of a spouse Beneficiary was made and is no longer married to that spouse at the time of death, the benefit shall be paid as though the former spouse predeceased the Participant unless the Participant files a new beneficiary designation after divorce that names the former spouse as beneficiary. If no Beneficiary has been designated or all designated Beneficiaries have died prior to the Participant’s death, the Beneficiary shall be determined in the following order of priority:

(a) The Participant’s surviving spouse.

(b) The Participant’s surviving children in equal shares.

(c) The Participant’s surviving parents in equal shares.

(d) The Participant’s estate.

7.3 If a Beneficiary dies after the Participant and before the entire benefit of the Beneficiary has been paid, it shall be paid in a lump sum as soon as practicable to the estate of the deceased Beneficiary.

7.4 Payments may be made to a spouse or former spouse in connection with a divorce in accordance with a qualified domestic relations order as defined in section 206(d)(3) of ERISA and procedures adopted by the Committee. Reference to section 206(d)(3) is for purposes of specifying administrative requirements and procedures and shall not be interpreted to mean that any ERISA requirements apply or are incorporated into the Plan. The reference shall not give any person any rights under ERISA.

8.	Unscheduled Payments.

8.1 A Participant may elect to be paid the entire Account balance in a lump sum in cash at any time before the Account would otherwise be payable, subject to the following:

(a) Ten percent of the payment shall be forfeited as a penalty for early withdrawal.

(b) The provisions of 8.1 are applicable only to amounts that were credited to a Participant’s account as of December 31, 2004 (and subsequent related earnings credits) with respect to services performed before January 1, 2005, pursuant to the terms of the Plan in effect on October 3, 2004, and such amount shall constitute the “entire Account balance” eligible for payment.

(c) The provisions of 8.1 are not applicable to Participants who were eligible to change elections before December 31, 2007 pursuant to any special transition rule under section 409A of the Code or related proposed or final regulations or Internal Revenue Service Notices, whether or not the Participant actually changed an election.

8.2 A Participant may be paid amounts up to 100 percent of the vested Account balance because of Unforeseeable Emergency, as determined by the Committee, before those amounts otherwise would have been paid, subject to the following:

(a) The payment shall be a lump sum in cash and shall be limited to the amount reasonably necessary to satisfy the emergency need, including amounts necessary to pay federal, state and local income taxes or penalties as reasonably anticipated to result from the payment.

(b) “Unforeseeable Emergency” means a severe financial hardship to the extent the hardship cannot be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the recipients’ assets (to the extent liquidation would not cause severe financial hardship), by cessation of deferrals under the Plan for the remainder of the Plan Year, or from other reasonably available resources and is caused by one or more of the following:

(1) Illness or accident of the Participant or Beneficiary, or the spouse or dependent (as defined in section 152 of the Code without regard to sections 152(b)(1), (b)(2) and (d)(1)(B)) of the Participant.

(2) Loss of or damage to a Participant’s or Beneficiary’s possessions or property due to casualty, including the need to rebuild a home following damage to the home that is not covered by insurance.

(3) Other similar extraordinary and unforeseeable circumstances arising from events beyond the Participant’s or Beneficiary’s control.

(c) Deferrals of Salary shall cease for the remainder of the Plan Year.

(d) Deferrals may be ceased if cessation would meet the need, either separately or together with payment of cash. If deferrals cease, they shall cease for the remainder of the Plan Year.

8.3 The Committee shall establish guidelines and procedures for implementing unscheduled payments. An application shall be written, be signed by the Participant or Beneficiary, and include a statement of facts concerning the financial hardship, if applicable, and any other facts required by the Committee.

8.4 If the Company or the Internal Revenue Service determines that any amount deferred under the Plan will be included in income because of section 409A of the Code prior to the time the amount is otherwise payable, the amount shall be paid to the Participant as soon as practicable.

9.	Amendment; Termination.

9.1 The Board of Directors of the Company may amend this Plan effective the first day of any month by notice to the Participants. The CEO or delegate may amend the Plan to make technical, administrative or editorial changes on advice of legal counsel to comply with applicable law or to clarify the Plan. No amendment may reduce the value of guideline investment funds or phantom shares of Stock credited to any Account as of the valuation date immediately preceding the effective date of the amendment. No Participant shall have any rights to particular guideline investment funds or to have Accounts recorded in phantom shares. If the amendment ceases the deferral of compensation, but is not a termination under 9.2, the following shall apply:

(a) Deferral credit shall continue in accordance with elections until the end of the Plan Year.

(b) Earnings credit shall continue in accordance with the provisions of the Plan, as amended.

9.2 The Board of Directors of the Company may terminate the Plan and provide for payment of amounts under all Accounts as follows:

(a) No payments other than payments that would be payable if the termination had not occurred will be made within 12 months of the termination of the Plan.

(b) All payments shall be made within 24 months of the termination of the Plan.

(c) Any amendments to the Plan in connection with termination shall not reduce amounts credited to Accounts, and earnings credit shall continue pending full payment.

10.	Claims Procedure.

Any person claiming a benefit or requesting an interpretation, ruling or information under the Plan shall present the request in writing to the Committee, and the procedures provided in Appendix A shall apply. The Committee may amend the procedures.

11.	General Provisions.

11.1 If suit or action is instituted to enforce any rights under this Plan, the prevailing party may recover from the other party reasonable attorneys’ fees at trial and on any appeal.

11.2 Any notice under this Plan shall be in writing and shall be effective when actually delivered or, if mailed, when deposited as first class mail postage prepaid. Mail shall be directed to the Company at the address stated in this Plan, to the Participant’s last known home address shown in the Company’s records, or to such other address as a party may specify by notice to the other parties. Notices to an Employer or the Committee shall be sent to the Company’s address.

11.3 The rights of a Participant under this Plan are personal. Except for the limited provisions of Section 7, no interest of a Participant or one claiming through a Participant may be directly or indirectly assigned, transferred or encumbered and no such interest shall be subject to seizure by legal process or in any other way subjected to the claims of any creditor. A Participant’s rights to benefits payable under this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance, except as provided in 7.4. Such rights shall not be subject to the debts, contracts, liabilities, engagements or torts of the Participant or a Beneficiary.

11.4 Amounts payable under this Plan shall be a general obligation of the Company and paid out of its general assets. If an Employer merges, consolidates, or otherwise reorganizes or if its business or assets are acquired by another company, this Plan shall continue with respect to those eligible individuals who continue in the employ of the successor company. The transition of Employers shall not be considered a termination of employment for purposes of this Plan. In such an event, however, a successor corporation may terminate this Plan as to its Participants on the effective date of the succession by notice to Participants within 30 days after the succession.

11.5 The Committee may decide that because of the mental or physical condition of a person entitled to payments, or because of other relevant factors, it is in the person’s best interest to make payments to others for the benefit of the person entitled to payment. In that event, the Committee may in its discretion direct that payments be made as follows:

(a) To a parent or spouse or a child of legal age;

(b) To a legal guardian; or

(c) To one furnishing maintenance, support, or hospitalization.

Company	ELECTRO SCIENTIFIC INDUSTRIES, INC.

	By:	NICK KONIDARIS
Nick Konidaris

Date signed: 2/26/08

Appendix A

to

Electro Scientific Industries, Inc.

Deferred Compensation Plan

Claims Procedure

1.	Filing a Claim.

If you claim a benefit or have a question about the Plan, you should contact the head of Human Resources, as representative of the Committee. Most claims and questions will be resolved informally. If you wish to present a formal claim, put it in writing and give it to the representative to forward to the Committee Chair, who will respond as soon as practicable, but not later than 90 days after receipt of your claim unless the Plan gives written notice before the end of the 90-day period that additional time is required. The notice will explain the special circumstances that require additional time and the expected date of the response. The extension will not be more than an additional 90 days.

If an extension is necessary to obtain information from you, the extension period may be further extended by the amount of time you take to provide the specified information.

You may have a representative to assist you or to conduct the claim, and review of any denial, for you. The Committee Chair may require that you notify the Committee Chair in writing about your authorization of a representative.

Determinations about your claim will be based on and in accordance with plan documents and will be applied consistently with respect to similarly situated Participants and beneficiaries.

2.	Claim Denial.

If your claim is denied, the Committee Chair will notify you in writing. The notice will state the following:

(a)	The specific reasons for the denial.

(b)	Reference to the relevant Plan provisions.

(c)	A description of additional material or information that is needed and an explanation of why the material or information is needed.

(d)	A description of the Plan’s review procedures and your right to bring a civil action under section 502(a) of the Employee Retirement Income Security Act of 1974 (ERISA) if your claim is also denied after review.

If your claim involves benefits upon disability, you will be notified if any internal rule, guideline, protocol or other similar criterion was relied upon in the decision to deny your claim, and that you may have a copy of any such rule, guideline, protocol or other criterion free of charge upon request.

3.	Review of Claim Denial.

If you make a claim and it is denied, you may ask for review by written notice to the Committee. If your claim is denied, you must request review in writing within 60 days. If you fail to request review of a denied claim within the applicable deadline, you will lose your right to bring an action in court. The full Committee will review the matter and may grant you a hearing, but is not required to. The following apply in connection with the review:

(a)	You may submit written comments, documents, records and other information.

(b)	Upon your request, you will be provided, without charge, reasonable access to, and copies of, all documents, records and other information relevant to your claim.

(c)	If your claim involves a determination of disability, upon your request, you will be provided with the identity of medical or vocational experts who advised the Plan, whether or not the advice was relied upon in deciding to deny your claim.

(d)	The review will consider all aspects of your claim and all comments, documents, records and other information that you submit, whether or not you raised the issues or submitted such information when your claim was originally considered.

4.	Decision Upon Review.

The decision on review will be made within 60 days after receipt of your request for review in most cases. If there is a hearing or other special reason for delay, you will be so notified in writing or by electronic notice within the initial 60-day period and the time limit will be 120 days. The notice of any extension will explain the special circumstances that require additional time and the expected date of the decision upon review. If an extension is necessary to obtain information from you, the extension period may be further extended by the amount of time you take to provide the information.

The Committee’s decision will be provided in writing and will be final and bind all parties. An adverse determination will state the following:

(a)	The specific reasons for the determination.

(b)	Reference to relevant Plan provisions.

(c)	A reminder that you are entitled to access to and copies of all documents, records and information relevant to your claim upon request and without charge.

(d)	A reminder that you may bring a civil action under section 502(a) of ERISA.